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                            SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549


                                         FORM 8-K


                                      CURRENT REPORT
                            PURSUANT TO SECTION 13 OR 15(d) OF
                            THE SECURITIES EXCHANGE ACT OF 1934



            Date of Report (Date of earliest event reported) FEBRUARY 14, 2003
                                                             -----------------


                              TANGIBLE ASSET GALLERIES, INC.
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                  (Exact name of registrant as specified in its charter)


           NEVADA                       0-21271                  88-0396772
(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)                File Number)           Identification No.)



          9478 West Olympic Boulevard, Beverly Hills, California 90212
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               (Address of principal executive offices) (Zip Code)



         Company's telephone number, including area code (310) 203-9855
                                                         --------------


                 3444 Via Lido, Newport Beach, California 92663
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          (Former name or former address, if changed since last report)



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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

On February 14, 2003, the Tangible Asset Galleries, Inc. (the "Company") issued 2,000,000 shares of newly created Series D $1.00 convertible preferred stock ("Series D Convertible Preferred"), for a purchase price of $2,000,000, pursuant to a Stock Purchase and Warrant Exercise Agreement ("Purchase Agreement") among Stanford Venture Capital Holdings, Inc. ("Stanford"), Silvano DiGenova ("DiGenova"), and those who are designated below as "Warrant Holders." The Company also modified the terms of the outstanding warrants to purchase 30,000,000 share of common stock (the "Covered Warrants") so that the per-share exercise price for all the shares of the Common Stock covered under the warrants was reduced to $0.001 (the "Reduced Exercise Price"). Each share of the Series D Convertible Preferred has a stated value of one dollar ($1.00) (the "Stated Value"). At the option of the holder any time after issuance, each share of Series D Convertible Preferred is convertible into a certain number of shares of Common Stock of the Company, to be calculated by dividing the Stated Value by $0.06, subject to certain anti-dilution adjustments. Each share of the Series D Convertible Preferred is entitled to vote on all matters requiring a vote of the stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock such shares of Series Convertible Preferred would be convertible into at the time of such voting.

The Purchase Agreement was signed and closed on February 14, 2003. On that date, as part of the consideration for the Series D Convertible Preferred shares, Stanford cancelled the obligation of the Company to repay the principal of two prior Bridge Loans, whereby Stanford lent to the Company a total of $1,000,000. Stanford also paid $500,000 of the balance of the purchase price ($1,000,000) in immediately available funds and will pay the remaining $500,000 balance on March 15, 2003.

The Purchase Agreement provided that the Reduced Exercise Price of the Covered Warrants would remain the same following a contemplated reverse stock split of the outstanding shares of the Company's Common Stock. The Purchase Agreement also required the Warrant Holders to exercise the Covered Warrants, effective concurrently with the reverse stock split.

Concurrently with closing the Purchase Agreement, the Company, Stanford and DiGenova entered into a Share Exchange and Note Modification Agreement ("Modification Agreement"). Under this Modification Agreement, DiGenova exchanged his 7,000 shares of Series C $100 Redeemable Convertible Preferred Stock ("Series C Convertible Preferred") of the Company for 11,666,667 shares of Common Stock of the Company. Thereafter, the Series C Convertible Preferred shares were retired and cancelled by the Company.

Additionally, DiGenova agreed to amend a Promissory Note he holds. The Note currently has a principal balance of $1,000,000 and accrued and unpaid interest of approximately $50,000. The Note was modified to provide that the principal balance thereof shall be repaid in twenty (20) equal quarterly payments of $50,000 each, commencing September 30, 2003.


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The Modification Agreement also provided for the reduction of the exercise price of DiGenova's warrants to purchase 6,902,000 shares to $0.001 per share. This reduced price shall remain the same in the event of the contemplated reverse stock split. The Modification Agreement requires DiGenova to exercise all of these warrants, effective concurrently with the proposed reverse stock split.

Concurrently with closing the Purchase Agreement, the Company and the holders of shares of Series B $1.00 Convertible Preferred Stock ("Series B Convertible Preferred") also entered into a Liquidation Preferences Agreement ("Liquidation Agreement"). The parties to this Liquidation Agreement agreed to amend the Certificate of Designation for the Series B Convertible Preferred (the "Series B Certificate"), to be effective upon receipt of consent from the holders of shares of Series A $5.00 Redeemable 8% Convertible Preferred Stock. The amendment would adjust the liquidation preference of the Series B Convertible Preferred so it is the same as (i.e., pari passu) the Series D Convertible Preferred.

The Company, Stanford, DiGenova and the Warrant Holders also entered into a Registration Rights Agreement ("Registration Agreement") whereby the Company agreed to prepare and file with the Securities Exchange Commission, no later than June 30, 2003, a registration statement so as to permit a public resale of designated securities of the Company (including the shares of Common Stock issuable upon conversion or exchange of the preferred stock, shares of Common Stock issuable upon the exercise of the warrants, and shares of Common Stock issuable upon the exercise of warrants issuable in the event of a registration default, as defined in Section 3(e) of the Registration Agreement).

WARRANT HOLDERS:
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         1. Silvano DiGenova, an individual
         2. Daniel T. Bogar, an individual
         3. William R. Fusselmann, an individual
         4. Osvaldo Pi, an individual
         5. Ronald M. Stein, an individual



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


3.1      Certificate of Designation of Series D Convertible Preferred Stock.


4.1      Liquidation Preferences Agreement


10.1 Stock Purchase and Warrant Exercise Agreement by and between the Company and Stanford Capital Holdings, Inc. and Silvano DiGenova.


10.2     Share Exchange and Note Modification Agreement


10.3     Registration Rights Agreement




                                         SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 27, 2003               TANGIBLE ASSETS GALLERIES, INC.

                                       By: /s/ Silvano DiGenova
                                       -----------------------------------------
                                       Silvano DiGenova, Chief Executive Officer